Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No 333-201016, No.333-214291, No.333-228762 and No.333-228763) of GeoPark Limited of our reports dated March 8, 2022, with respect to the consolidated financial statements of GeoPark Limited and the effectiveness of internal control over financial reporting of GeoPark Limited, included in this Annual Report (Form 20-F) of GeoPark Limited for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Presentation of Financial and Other Information” in this Form 20-F.

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.

By	/s/ Pistrelli, Henry Martin y Asociados S.R.L.
Pistrelli, Henry Martin y Asociados S.R.L.

Autonomous City of Buenos Aires, Argentina

March 31, 2022